Aflac Incorporated Form 8-K
EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES THIRD QUARTER RESULTS,
AFFIRMS 2013 OPERATING EPS OBJECTIVE,
PROVIDES 2014 OPERATING EPS GROWTH OBJECTIVE,
INCREASES 2013 AND 2014 SHARE REPURCHASE TARGETS,
RAISES QUARTERLY CASH DIVIDEND 5.7%

COLUMBUS, Georgia - October 29, 2013 - Aflac Incorporated today reported its third quarter results.

Reflecting the weaker yen/dollar exchange rate, total revenues fell 14.0% to $5.9 billion during the third quarter of 2013, compared with $6.8 billion in the third quarter of 2012. Net earnings were $702 million, or $1.50 per diluted share, compared with $1.0 billion, or $2.16 per share, a year ago.

Net earnings in the third quarter of 2013 included after-tax realized investment gains, net of realized investment losses, of $15 million, or $.03 per diluted share, compared with net after-tax losses of $186 million, or $.39 per diluted share, a year ago. After-tax realized investment gains from securities transactions in the quarter were $47 million, or $.10 per diluted share. On an after-tax basis, impairments were $6 million in the quarter, or $.01 per diluted share. On an after-tax basis, hedging costs related to certain dollar investments of Aflac Japan were $4 million in the quarter, or $.01 per diluted share. Realized after-tax net investment losses from other derivative and hedging activities in the quarter were $22 million, or $.05 per diluted share.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac's derivative activities primarily include: foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated; foreign currency swaps associated with our senior notes and subordinated debentures; foreign currency forwards used in hedging foreign exchange risk and interest rate swaptions used in hedging interest rate risk on U.S. dollar-denominated securities in Aflac Japan's portfolio; and foreign currency forwards and options used to hedge certain portions of forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions that include the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the third quarter were $687 million, compared with $831 million in the third quarter of 2012. Operating earnings per diluted share decreased 16.9% to $1.47 in the quarter, compared with $1.77 a year ago. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.21 for the third quarter. Excluding the impact from the weaker yen, operating earnings per diluted share decreased 5.1%.

Results for the first nine months of 2013 were also suppressed due to the weaker yen. Total revenues were down 4.5% to $18.1 billion, compared with $19.0 billion in the first nine months of 2012. Net earnings were $2.5 billion, or $5.31 per diluted share, compared with $2.3 billion, or $4.87 per diluted share, for the first nine months of 2012. Operating earnings for the first nine months of 2013 were $2.2 billion, or $4.78 per diluted share, compared with $2.4 billion, or $5.12 per diluted share, in 2012. Excluding the negative impact of $.58 per share from the weaker yen, operating earnings per diluted share rose 4.7% for the first nine months of 2013.

Total investments and cash at the end of September 2013 were $106.7 billion, compared with $103.9 billion at June 30, 2013.

In the third quarter, Aflac repurchased approximately $18.5 million, or about 308,000 shares, of its common stock. For the first nine months of the year, the company purchased $298 million, or 5.6 million of its shares. At the end of September, the company had 16.9 million shares available for purchase under its share repurchase authorization.

Shareholders’ equity was $14.7 billion, or $31.47 per share, at September 30, 2013, compared with $13.7 billion, or $29.46 per share, at June 30, 2013. Shareholders’ equity at the end of the third quarter included a net unrealized gain on investment securities and derivatives of $135 million, compared with a net unrealized loss of $209 million at the end of June 2013. The annualized return on average shareholders’ equity in the third quarter was 19.8%. On an operating basis (excluding total net realized investment gains/losses in net earnings, and unrealized investment and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 19.4% for the third quarter, or 23.0% excluding the impact of the yen.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income rose 6.7% in the third quarter. Net investment income increased 16.2%. Investment income growth was magnified by the weaker yen/dollar exchange rate because approximately 45% of Aflac Japan’s third quarter investment income was dollar-denominated. Total revenues were up 7.8%. The pretax operating profit margin decreased slightly in the third quarter to 19.2% from 19.3% in the prior year, reflecting a flat expense ratio and a slight increase in the benefit ratio. Pretax operating earnings in yen increased 7.1%. For the first nine months of the year, premium income in yen increased 8.3% and net investment income rose 13.3%. Total revenues in yen were up 9.1%, and pretax operating earnings grew 12.6%.

The average yen/dollar exchange rate in the third quarter of 2013 was 98.93, or 20.5% weaker than the average rate of 78.64 in the third quarter of 2012. For the first nine months, the average exchange rate was 96.61, or 17.7% weaker than the rate of 79.47 a year ago. Aflac Japan’s growth rates in dollar terms for the third quarter and first nine months were suppressed as a result of the weaker yen/dollar exchange rate.

In dollar terms, premium income decreased 15.2% to $3.7 billion in the third quarter. Net investment income was down 7.7% to $659 million. Total revenues decreased 14.4% to $4.4 billion. Pretax operating earnings declined 14.9% to $846 million. For the first nine months, premium income was $11.4 billion, or 11.1% lower than a year ago. Net investment income fell 6.9% to $2.0 billion. Total revenues were down 10.4% to $13.4 billion. Pretax operating earnings were $2.8 billion, or 7.4% lower than a year ago.

In the third quarter, total new annualized premium sales fell 41.9% to ¥32.4 billion, or $327 million. Third sector sales, which include cancer and medical products, increased 12.0% in the quarter. As expected, sales of the WAYS product declined sharply in the third quarter, leading to a 64.9% decrease in bank channel sales.

For the first nine months of the year, new annualized premium sales were down 27.8% to ¥116.5 billion, or $1.2 billion, and third sector sales were flat.

AFLAC U.S.

Aflac U.S. premium income increased 3.1% to $1.3 billion in the third quarter. Net investment income was up 4.2% to $159 million. Total revenues increased 2.9% to $1.5 billion. The pretax operating profit margin increased slightly to 18.5% from

18.4% a year ago, reflecting improvement in the benefit ratio. Pretax operating earnings were $269 million, an increase of 3.3% for the quarter. For the first nine months, total revenues were up 3.4% to $4.3 billion and premium income rose 3.5% to $3.9 billion. Net investment income increased 3.6% to $473 million. Pretax operating earnings were $833 million, 5.5% higher than a year ago.

Aflac U.S. total new annualized premium sales decreased 1.5% in the quarter to $330 million. Additionally, persistency in the quarter was 76.7%, compared with 76.9% a year ago. For the first nine months of the year, total new sales declined 1.7% to $1.0 billion.

DIVIDEND

The board of directors increased the quarterly cash dividend by 5.7%, effective with the fourth quarter. The fourth quarter dividend of $.37 per share is payable on December 2, 2013, to shareholders of record at the close of business on November 20, 2013. This marks the 31st consecutive year in which the dividend has been increased.

OUTLOOK

Commenting on the company’s third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Aflac Japan’s financial results were consistent with our expectations and guidance for the quarter, and we remain on track for the full year. As anticipated, Aflac Japan’s overall sales were down considerably in the third quarter due to significantly lower sales of our first sector products. However, I am very pleased Aflac Japan’s sales of third sector products were up markedly. This reflects the successful August launch of our new medical product, which we anticipate will continue to be well-received by consumers. We now believe Aflac Japan’s 2013 third sector sales will be at the high end of our range of flat to up 5% for the full year.

“As we look to the future, I am very pleased with our ability to enhance Aflac Japan’s distribution system. As you’ll recall, Aflac Japan and Japan Post Holdings entered into a new agreement in July 2013, further expanding our distribution and opportunities to gain access to new consumers with our cancer insurance products. This new agreement also highlights the overall strength of the Aflac brand, our reputation for quality customer service, and the value our cancer insurance products provide.

“Aflac U.S. sales declined 1.5% in the third quarter, leading to a decrease of 1.7% for the first nine months of the year. While the unemployment rate has shown some signs of improvement, hiring remains weak, especially at smaller employers where 90% of our business is written. We believe the need for our products remains very strong and are taking measures to better reach potential customers. We continue to work on enhancing distribution capabilities, including initiatives that benefit our field force and the broker community. At the same time, we seek opportunities to leverage our strong brand and relevant product portfolio in the evolving health care environment.

“I am pleased that Aflac Japan’s new money yield for the first nine months of the year was 2.87%, which is significantly higher than our new money yield of 2.27% in the first nine months of 2012. Though our decision to underweight the allocation to U.S. corporate bonds in the third quarter resulted in a lower new money yield, it will help reduce the impact of the interest rate volatility on our solvency margin ratio (SMR). In light of the financial market volatility in both the United States and Japan, our investment team continues to carefully evaluate investment options related to our asset allocation, as well as strategies to help mitigate interest rate risk. As such, we expect to allocate the majority of fourth quarter cash flows to Japanese Government Bonds (JGBs) and underweight the allocation to hedged U.S. corporate bonds. We anticipate the majority of our yen-denominated new purchases will be placed in the policy reserve matching (PRM) category, which will help protect the SMR against fluctuation in yen interest rates. As such, we expect to invest fourth quarter cash flows in JGBs, which will result in a full year allocation of 51% in yen-denominated securities and 49% in dollar-denominated securities.

“An important aspect of our business is maintaining strong capital ratios on behalf of our policyholders and bondholders, as measured by the risk-based capital (RBC) ratio and the SMR. While we have not yet completed our statutory or FSA financial statements for the third quarter, we estimate our quarterly RBC ratio at September 30 will be around 750%, which is higher than our 2012 year-end ratio of 630%. Additionally, we estimate that as of September 30, 2013, Aflac Japan’s SMR will be approximately 730%, compared with 585% at the end of the second quarter. This improvement is primarily attributable to the execution of a reinsurance agreement in Japan.

“Enhancing our capital ratios has given us greater confidence to expand our share repurchase. For 2013, we initially expected share repurchase to be in the range of $400 to $600 million. We now anticipate purchasing $800 million of our shares this year. Previously, we had communicated 2014 share repurchase to be in the range of $600 to $900 million for the year. We now anticipate 2014 share repurchase in the range of $800 million to $1 billion. I am also pleased with the action by the board of directors to increase the quarterly cash dividend by 5.7%, effective with the fourth quarter of 2013. This marks the 31st consecutive year of increasing our cash dividend. Our objective is to grow the dividend at a rate generally in line with operating earnings before the impact of foreign currency translation.

“As we have stated previously, our expectation is to increase spending in the last quarter of the year, particularly on product promotion, advertising and IT initiatives. With three quarters completed, I want to reaffirm our 2013 objective to increase operating earnings per diluted share 4% to 7%, excluding the impact of the yen. Within that range, we expect operating earnings to increase approximately 5% for the full year, before the impact of foreign currency. If the yen averages 95 to 100 to the dollar for the last three months of the year, we would expect reported operating earnings for the fourth quarter to be in the range of $1.38 to $1.43 per diluted share. Under that scenario, we would expect full year operating earnings of $6.16 to $6.21 per diluted share.

“If the yen averages 95 to 100 to the dollar for the fourth quarter 2013 and full year 2014, we would expect 2014 operating earnings per diluted share to be in the range of $6.28 to $6.52, which is a growth rate of approximately 2% to 5% on a currency neutral basis. Our 2014 EPS objective will benefit significantly from increased share repurchase activities, but will also be challenged by several headwinds. Those include a difficult low-interest-rate environment in Japan, sizeable expenditures in both Japan and the U.S. to enhance our operational infrastructure, and an increase in Japan’s consumption tax, rising from 5% to 8% starting in April 2014. It is important to note that absent certain headwinds and tailwinds, our 2014 EPS growth rate objective would have been comparable with our 2013 EPS growth rate. As we look to the future, we anticipate the headwinds we face in 2014 will diminish significantly in 2015. We continue to believe we are well-positioned in the two best insurance markets in the world.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac individual and group insurance products provide protection to more than 50 million people worldwide. For seven consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2013, FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 15th consecutive year. Also, in 2013, FORTUNE magazine included Aflac on its list of Most Admired Companies for the 12th time, ranking the company number one in the life and health insurance category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com, as well as a complete listing of Aflac’s investment holdings in the financial sector that includes separate listings of the company’s sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, October 30, 2013.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2013	2012	% Change
Total revenues	$5,886	$6,847	(14.0)%
Benefits and claims	3,485	3,932	(11.4)
Total acquisition and operating expenses	1,332	1,435	(7.2)
Earnings before income taxes	1,069	1,480	(27.8)
Income taxes	367	463
Net earnings	$702	$1,017	(30.9)%
Net earnings per share – basic	$1.51	$2.17	(30.4)%
Net earnings per share – diluted	1.50	2.16	(30.6)
Shares used to compute earnings per share (000):
Basic	464,324	467,422	(.7)%
Diluted	467,391	469,721	(.5)
Dividends paid per share	$.35	$.33	6.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2013	2012	% Change
Total revenues	$18,138	$18,989	(4.5)%
Benefits and claims	10,417	11,341	(8.1)
Total acquisition and operating expenses	3,933	4,225	(6.9)
Earnings before income taxes	3,788	3,423	10.7
Income taxes	1,305	1,138
Net earnings	$2,483	$2,285	8.7%
Net earnings per share – basic	$5.34	$4.90	9.0%
Net earnings per share – diluted	5.31	4.87	9.0
Shares used to compute earnings per share (000):
Basic	465,325	466,702	(.3)%
Diluted	468,052	468,951	(.2)
Dividends paid per share	$1.05	$.99	6.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2013	2012	% Change
Assets:
Total investments and cash	$106,712	$124,215	(14.1)%
Deferred policy acquisition costs	9,173	10,283	(10.8)
Other assets	4,033	3,342	20.7
Total assets	$119,918	$137,840	(13.0)%
Liabilities and shareholders’ equity:
Policy liabilities	$93,937	$104,978	(10.5)%
Notes payable	4,953	4,401	12.5
Other liabilities	6,370	12,476	(48.9)
Shareholders’ equity	14,658	15,985	(8.3)
Total liabilities and shareholders’ equity	$119,918	$137,840	(13.0)%
Shares outstanding at end of period (000)	465,710	468,724	(.6)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2013	2012	% Change
Operating earnings	$687	$831	(17.2)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	41	124
Hedge costs related to foreign currency investments	(4)	(2)
Impact of other derivative/hedging activities	(22)	64
Net earnings	$702	$1,017	(30.9)%

Operating earnings per diluted share	$1.47	$1.77	(16.9)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.09	.26
Hedge costs related to foreign currency investments	(.01)	—
Impact of other derivative/hedging activities	(.05)	.13
Net earnings per diluted share	$1.50	$2.16	(30.6)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2013	2012	% Change
Operating earnings	$2,236	$2,400	(6.8)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	138	(185)
Hedge costs related to foreign currency investments	(12)	(2)
Impact of other derivative/hedging activities	121	72
Net earnings	$2,483	$2,285	8.7%

Operating earnings per diluted share	$4.78	$5.12	(6.6)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.30	(.40)
Hedge costs related to foreign currency investments	(.03)	—
Impact of other derivative/hedging activities	.26	.15
Net earnings per diluted share	$5.31	$4.87	9.0%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2013	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(11.2)%	5.8%
Net investment income	(5.6)	5.2
Total benefits and expenses	(10.3)	6.8
Operating earnings	(17.2)	(5.5)
Operating earnings per diluted share	(16.9)	(5.1)

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2013	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(7.8)%	7.1%
Net investment income	(5.0)	4.3
Total benefits and expenses	(7.8)	6.9
Operating earnings	(6.8)	4.5
Operating earnings per diluted share	(6.6)	4.7

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2013 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2012			Yen Impact
79.81*	$6.86	-	7.06	3.9	-	7.0%	$—
90	6.37	-	6.57	(3.5)	-	(.5)	(.49)
95	6.17	-	6.37	(6.5)	-	(3.5)	(.69)
100	5.99	-	6.19	(9.2)	-	(6.2)	(.87)
105	5.83	-	6.03	(11.7)	-	(8.6)	(1.03)
*Actual 2012 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector; concentration of business in Japan; increased derivative activities; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunications, information technology, and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com